Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-261539 and 333-180317), Form S-4 (333-268098) and Forms S-8 (File Nos. 333-266266, 333-260228, 333-225392, 333-189512, and 333-186910) of MVB Financial Corp. and Subsidiaries of our report dated March 12, 2024, with respect to the consolidated financial statements of MVB Financial Corp. and Subsidiaries, and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ FORVIS, LLP

Tampa, Florida
March 12, 2024